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                                                                     EXHIBIT 4.2


                          CERTIFICATE OF DESIGNATIONS

                                       OF

                            SERIES A PREFERRED STOCK

                                       OF

                        HAYES WHEELS INTERNATIONAL, INC.


                           _________________________

                     Pursuant to Section 151 of the General
                    Corporation Law of the State of Delaware

                           _________________________


                 The undersigned DOES HEREBY CERTIFY that the following resolution was duly adopted by the Board of Directors of Hayes Wheels International, Inc., a Delaware corporation (the "Corporation"), at a meeting duly convened and held at which a quorum was present and acting throughout:

                 RESOLVED, that pursuant to the authority vested in the Board of Directors of this Corporation in accordance with the provisions of its Restated Certificate of Incorporation, a new series of Series A Preferred Stock of the Corporation is hereby created and designated as the Series A Preferred Stock.

                 The designation, amount, voting powers, preferences and rights, of the shares of the Series A Stock, and the qualifications, limitations or restrictions thereof are as set forth below. Capitalized terms used herein and not otherwise defined have the meanings set forth in Section 7 hereof.

                 1. Designation and Amount. 200,000 shares of Series A Stock, par value $.01 per share, are hereby con-
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stituted as a series thereof having the designation Series A Preferred Stock
(the "Series A Stock").

                 2. Rank. The Series A Stock shall, with respect to rights on liquidation, winding up and dissolution, rank senior to the Corporation's Common Stock, par value $.01 per share, and to all other classes and series of stock of the Corporation now or hereafter authorized, issued or outstanding. All shares of the Series A Stock shall be of equal rank with each other with respect to rights on liquidation, winding up and dissolution pursuant to Section 5.

                 3. Voting Rights. Except as specifically required by law, the Series A Stock shall have no voting powers whatsoever.

                 4. Dividends. No dividends shall be paid on the shares of Series A Stock.

                 5. Liquidation. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, before any payment or distribution of the assets of the Corporation shall be made to or set apart for the holders of any other shares of capital stock of the Corporation, the holders of Series A Stock shall be entitled to receive, out of the assets of the Corporation, whether such assets are capital or surplus, $1,000 per share, (the "Liquidation Value"); and such holders shall not be entitled to any further payment. If, upon any liquidation, dissolution or winding up of the affairs of the Corporation, the assets of the Corporation shall be insufficient to pay in full the preferential amount aforesaid, then such assets shall be distributed among the holders of Series A Stock so that an equal amount (rounded to the nearest whole cent) is paid with respect to each outstanding share of Series A Stock. For purposes of this Section 5, a consolidation or merger of the Corporation with one or more corporations which does not adversely affect the rights and preferences of the Series A Stock shall not be deemed to be a liquidation, dissolution or winding up. All payments of the Liquidation Value shall be made pro rata among the holders of the then outstanding shares of Series A Stock. Nothing herein contained shall be deemed to prevent redemption of shares of the Series A Stock in the manner provided in Section 6 hereof.

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                          After payment shall have been made in full to the
holders of the Series A Stock as provided in this Section 5, all remaining assets of the Corporation shall be paid or distributed to the holders of other shares of capital stock of the Corporation in accordance with the respective terms and conditions applicable thereto, and the holders of Series A Stock shall not be entitled to share therein.

                 6.       Redemption.

                          (a)     Mandatory Redemption.  In the event that the
Merger is not consummated within two (2) Business Days of the initial issuance of any shares of Series A Stock, the Corporation shall immediately redeem the shares of the Series A Stock, at a redemption price of $1,000 per share (the "Redemption Price"), payable only in cash.

                          (b)     Redemption Procedure.  In the event that the
Merger is not consummated within two (2) Business Days of the initial issuance of any shares of Series A Stock, the holders of Series A Stock shall tender each certificate therefor to the Corporation. Within one (1) day of a holder's tender of a certificate or certificates for shares of Series A Stock, the Corporation shall pay the Redemption Price to such holder by wire transfer of immediately available funds.

                          (c)     Reacquired Shares.  Any shares of the Series
A Stock purchased, redeemed or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares, upon compliance with any applicable provisions of the laws of the State of Delaware, shall be cancelled and shall revert to authorized but unissued preferred stock, undesignated as to series and subject to reissuance by the Corporation as shares of preferred stock of any one or more series, subject to the conditions and restrictions on issuance set forth herein. Such shares may not be reissued as Series A Stock.





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                 7.       Definitions.

                          (a)     Business Day shall mean any day other than a
Saturday, Sunday or federal or state holiday or day on which the banks in Delaware, Connecticut or New York are required or permitted by law to be closed.

                          (b)     Merger shall mean the merger of MWC Holdings,
Inc., a Delaware corporation, with and into the Corporation pursuant to the terms of the Merger Agreement, dated as of March 28, 1996 by and between MWC Holdings, Inc. and the Corporation, as such agreement may be amended from time to time pursuant to its terms.


                 IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed in its name and on its behalf and attested on this __ day of _________, 1996 by duly authorized officers of the Corporation.

                                           HAYES WHEELS INTERNATIONAL, INC.



                                           By:_________________________
                                              [                     ]
                                              President and Chief
                                              Executive Officer

ATTEST:



By:      __________________
         [              ]
         Secretary





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